NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES THAT EDGAR M. CULLMAN, CHAIRMAN, PASSED AWAY

NEW YORK, NEW YORK (September 2, 2011) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that Edgar M. Cullman, Chairman of the Board of Directors, passed away on August 28th after a brief illness.  Mr. Cullman was 93 years old and had been Chairman of Griffin since it became a public company upon its spinoff from Culbro Corporation in 1997.  Mr. Cullman had a long and distinguished career, including serving as president, chairman and chief executive of the General Cigar Company and its parent company, Culbro Corporation.  Mr. Cullman was involved with Griffin’s landscape nursery and real estate businesses for many years, dating back to when these operations were held by Culbro prior to the spinoff.  Michael Danziger, Griffin’s President and Chief Executive Officer, commented, “Mr. Cullman was a valuable member of our Board of Directors and his leadership, advice and deep knowledge of our business will be missed by everyone at Griffin.”

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.